Exhibit 10.2

Worldwide Headquarters
20 Trafalgar Square
Nashua, NH 03063

Phone: +1 603.883.5200
Fax: +1 603.595.6993
www.gtat.com

December 31, 2012

Tom Gutierrez

43 Powers Road

Hollis, NH 03049

Dear Tom:

The Compensation Committee of the Board of Directors has approved a payment of your costs of establishing a secondary residence in Raleigh, North Carolina, subject to the terms set forth below.  It is understood that you will maintain your primary residence in New Hampshire.

1.              The Company will pay the following amounts:

(a) Real Estate Fees	$140,000
(b) Moving Costs	$40,000
(c) Temporary Living, Travel and Miscellaneous	$50,000
(d) Partial Gross-up of Non-deductible portion	$70,000
Total	$300,000

2.              The total amount set forth in section 1 above shall be paid in one lump sum on the date of this letter, less any applicable withholding taxes.

3.              You will repay to the Company a portion of the amount paid to you pursuant to this letter in the event that you voluntarily terminate your employment with the Company on or before December 31, 2015, such amount to be calculated by multiplying the number of days from the date of such termination until December 31, 2015 by $274.

Kindly indicate your agreement with the terms of this letter by signing in the space provided below.

Very truly yours,

GT ADVANCED TECHNOLOGIES INC.

	BY:	/s/ Hoil Kim
Hoil Kim,
Chief Administrative Officer and
General Counsel

ACKNOWLEDGED AND AGREED:

/s/ Tom Gutierrez
Tom Gutierrez

GT Advanced Technologies 20 Trafalgar Square Nashua, NH 03063	Phone: +1 603.883.5200 Fax: +1 603.595.6993	www.gtat.com